UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): July 11, 2008
Applied Micro Circuits Corporation
(Exact name of registrant as specified in its charter)

DELAWARE	000-23193	94-2586591
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)
215 Moffett Park Drive, Sunnyvale, California 94089
(Address of principal executive offices)
(408) 542-8600
(Registrant’s telephone number, including area code)
N/A
(Former name or former address, if changed since last report)
     Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
On July 11, 2008, Applied Micro Circuits Corporation (“AMCC”) entered into a patent purchase agreement (the “Patent Purchase Agreement”) with QUALCOMM Incorporated (“Qualcomm”). Pursuant to the agreement, AMCC has agreed to sell to Qualcomm a series of AMCC’s patents, patent applications and associated rights related to certain AMCC technologies (collectively, the “Assigned Patent Rights”) in consideration for an aggregate purchase price of $33 million. The purchase price will be paid by Qualcomm over the next three years.
Under the Patent Purchase Agreement, AMCC and its affiliates have retained a worldwide and non-exclusive right to manufacture and sell existing AMCC products that utilize technology covered by the patents.
The Patent Purchase Agreement includes customary representations, warranties and covenants by AMCC. Prior to the due date of the final purchase price payment, Qualcomm is permitted to withhold a portion of the total purchase price from its payment in the event of a breach by AMCC of the representations or warranties that have been made by AMCC under the Patent Purchase Agreement.
Item 8.01 Other Events.
AMCC intends to provide non-confidential details regarding the Patent Purchase Agreement in its regularly scheduled conference call to announce its unaudited financial results for the quarter ended June 30, 2008.
Item 9.01 Financial Statements and Exhibits
(d)	Exhibits.
99.1	AMCC Signs Major IP Monetization Contract press release dated July 15, 2008.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Applied Micro Circuits Corporation
Date: July 15, 2008	By:	/s/ Cynthia J. Moreland
Cynthia J. Moreland
Vice President and General Counsel